Tortoise Capital Resources Corp. Schedules Earnings Release for its Third Quarter Ended August 31, 2009

LEAWOOD, Kan. – Sept. 21, 2009 – Tortoise Capital Resources Corp. (NYSE: TTO) announced that it expects to file its Quarterly Report on Form 10-Q for the third quarter ended Aug. 31, 2009 on Friday, Oct. 9, 2009.

On Monday, Oct. 12, 2009, the company will issue its earnings release and will host a conference call at 4 p.m. CDT to discuss its third quarter financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (866) 225-8754

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 7:00 p.m. CDT on Oct. 12, 2009 and continuing until 11:59 p.m. CDT Oct. 26, 2009, by dialing (800) 406-7325 (U.S./Canada). The replay access code is 4075823#. A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through Oct. 12, 2010.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC

Tortoise is an investment manager specializing in listed energy infrastructure, such as pipeline and power companies. As of Aug. 31, 2009, Tortoise had approximately $2.3 billion of assets under management in five NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. Investors should consider the investment objective, risks, charges and expenses of the fund carefully before investing. For this and other important information, investors should refer to the closed-end fund prospectus and read it carefully before investing.

Contact information: Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com